Exhibit 99.5 Cash Flows for 1Q05

COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS PERIODS ENDED AS OF MARCH 31, 2005 AND 2004
Figures in Thousands of Constant Ch$ as of March 31, 2005

	2005	2004

NET CASH PROVIDED BY USING IN OPERATING ACTIVITIES	71,938,048	39,097,823

Net income (Gain/Losses)	8,170,508	3,589,476

Result in sales of assets	-1,186	-145

Gain (loss) in sale of fixed assets	-1,186	-145

Charges (credits) to income not affecting cash flows:	59,433,383	79,394,632

Depreciation	49,028,199	67,347,193
Intangibles amortization	820,085	620,963
Write-off and provisions	5,981,308	7,521,456
Equity earnings from related companies (less)	-252,390	-59,465
Equity losses from related companies	4,998	35,366
Amotization of goodwill	373,884	2,888,244
Price-level restatement (net)	5,232,586	2,274,377
Gain (loss) on foreign currency transactions	-2,373,408	-998,988
Other credits not affecting cash flows	-6,703	-264,332
Other charges not affecting cash flows	624,824	29,818

Decrease (increase) in current assets:	5,465,514	13,265,196

(Increase) Decrease in trade receivables	-7,108,278	4,744,703
(Increase) Decrease in inventories	1,617,502	655,727
(Increase) Decrease in other current assets	10,956,290	7,864,766

Increase (decrease) in current liabilities:	-1,112,170	-57,106,354

Increase (decrease) in due to related companies,
related with operating activities	6,264,230	-48,872,730
Increase (decrease) in accrued interest payable	-2,676,210	-3,425,079
Increase (decrease) in income tax payable, net	427,412	906,644
Increase (decrease) in other accounts payable
related with non operating result	-794,704	-6,729,910
Increase (decrease) in value-added tax, net, and other	-4,332,898	1,014,721

Income ( loss) of minority interest	-18,001	-44,982

COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS PERIODS ENDED AS OF MARCH 31, 2005 AND 2004
Figures in Thousands of Constant Ch$ as of March 31, 2005

	2005	2004

NET CASH PROVIDED BY FINANCING ACTIVITIES	-67,025,671	-7,041,189

Liabilities with the public	11,628,667	-
Other financing disbursements	0	-58,422
Repayment of dividends (less)	0	0
Repayment of loans (less)	-9,831,023	-3,215,160
Repayment of liabilities with the public (less)	-68,823,315	-3,767,607
Repayment of loans to related companies (less)	0	0
Other payments by financing
NET CASH USED IN INVESTING ACTIVITIES	-24,902,111	-25,335,839

Sale of fixed assets	148,336	48,305
Additions to fixed assets (less)	-13,456,404	-22,274,755
Sale of permanent investments	0	0
Sale of other investments	0	0
Collection of loans from related companies	0	0
Other revenues from investments	0	0
Additions to fixed assets (less)	0	0
Investments in financial instruments (less)	-4,137,600	-3,109,389
Other investment disbursements (less)	-7,456,443	0

NET CASH FLOW FOR THE PERIOD	-19,989,734	6,720,795

PRICE-LEVEL RESTATEMENT EFFECT ON CASH AND CASH EQUIVALENTS	1,304,127	163,554

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	-18,685,607	6,884,349

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	155,884,883	33,890,612

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	137,199,276	40,774,961